Exhibit 5.1

July 27, 2009

Board of Directors

Speedemissions, Inc.

1015 Tyrone Road, Suite 220

Tyrone, Georgia 30290

Re:	Registration Statement on Form S-1 (File No. 333-146733) Relating to 40,482,082 Shares of Common Stock of Speedemissions, Inc. (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to Speedemissions, Inc., a Florida corporation, (“Speedemissions”), we have been requested to render the following opinion to you in connection with Speedemissions’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by Speedemissions of up to 40,482,082 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”).

In connection with this opinion, we have reviewed or are familiar with the following: (i) the Preferred Stock Purchase Agreement dated June 30, 2005; (ii) the Amendment to the Preferred Stock Purchase Agreement dated August 4, 2005; (iii) the Settlement Agreement and General Release dated October 14, 2005; (iv) the Subscription and Securities Purchase Agreement dated January 21, 2004; (v) the private placement transaction on September 24, 2007 (together with (i) to (iv), the “Agreements”); (vi) the issuance of common stock and common stock purchase warrants as incentive compensation; (vii) the issuance of certain common stock purchase warrants; (viii) the Certificate of Incorporation and Bylaws of Speedemissions, as each has been amended, and (ix) the Unanimous Consent Action of the Board of Directors of Speedemissions adopted on March 3, 2008. In addition, we have considered such matters of law as we have deemed appropriate as a basis for our opinion set forth below.

In rendering the opinion set forth herein, we have relied upon, and assumed the accuracy of the above reference documents with respect to the factual matters set forth therein. We assume the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies in the legal capacity of all natural persons.

Based on the foregoing, we are of the opinion, as of the date hereof, that (i) the Shares of Common Stock issued by Speedemissions have been duly authorized and are validly issued, fully paid and non-assessable and (ii) the Shares of Common Stock to be issued by Speedemissions,

Board of Directors

July 27, 2009

upon conversion of preferred stock or exercise of warrants by the securityholder, have been duly authorized and, when so issued, will be validly issued, fully paid and non-assessable.

The law covered by the opinions expressed herein is limited to the Federal laws of the United States and corporate laws of the State of Florida.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this opinion and our firm under the section captioned “Legal Matters” in the Registration Statement and prospectus included therein.

Yours very truly,

/s/ Burr & Forman LLP

BURR & FORMAN LLP